EXHIBIT 10-29

August 28, 2024

Lauren S. Fisher
8350 Broad Street, Suite 2000
Tysons, VA 22102

Dear Lauren:

We appreciate your services to TEGNA Inc. (the “Company”). This letter sets forth the terms of your separation from service with the Company.

1.
Effective September 6, 2024 (the “Date of Termination”), you will cease serving as Senior Vice President, Chief Legal Officer of the Company and will separate from service as an employee, officer or director of the Company and each subsidiary of the Company for which you serve in such capacity. While such separations are intended to be self-effectuating, you agree to execute any documentation that the Company determines necessary or appropriate to facilitate such separations.
2.
Subject to the terms of this letter agreement, for purposes of the TEGNA Inc. Executive Severance Plan (the “Severance Plan”), your separation from service with the Company will be treated as a “Qualifying Termination” (as defined in the Severance Plan). Accordingly, subject to, and in consideration for, your execution of the Release of Claims and Restrictive Covenant Agreement being provided to you concurrently with this letter agreement (the “Release Agreement”) and your non-revocation of the Release Agreement prior to its becoming effective and irrevocable on or before October 6, 2024, and your compliance with the terms of the Release Agreement, you will be entitled to the Severance Amount specified in the Release Agreement. Do not execute the Release Agreement prior to the end of the day on the Date of Termination.
3.
In addition, you are entitled to the Accrued Obligations (as defined in the Severance Plan). For clarity, the Accrued Obligations include a prorated portion of your annual bonus for fiscal year 2024 based on actual performance, which will be paid at the time that annual bonuses are paid to similarly situated executives of the Company and in any event prior to March 15, 2025.
4.
The Severance Amount and Accrued Obligations are in full satisfaction of the obligations of the Company and its affiliates to you under the Severance Plan and any other plan, agreement, policy or arrangement of the Company and its affiliates upon your termination of employment (other than any vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived), and in no event will you be entitled to severance or termination pay or benefits beyond the Severance Amount and Accrued Obligations.

5.
The payment of the Severance Amount and Accrued Obligations is subject to the terms of the Severance Plan. The Company’s treatment of your separation from service as a Qualifying Termination is conditioned on your representation, both as of the date of this letter agreement and as of the end of the day on the Date of Termination, that there do not exist any circumstances, and you have not engaged in any conduct, that could constitute a basis for the Company to terminate your service for “Cause” (as defined in the Severance Plan). If this representation is subsequently determined to be inaccurate, in addition to any other remedies to which the Company may be entitled, the Company will be entitled to recover the Severance Amount and Accrued Obligations.
6.
You agree that this letter agreement does not change the status of your employment to anything other than “at will”, and the Company reserves the right to terminate your employment at any time.

Please confirm your agreement with the terms outlined above by countersigning this agreement in the space provided below.

Very truly yours,
TEGNA Inc.

By:	/s/ Michael Steib	Dated:	September 6, 2024
Michael Steib
President and Chief Executive Officer

Agreed to and accepted by:

By:	/s/ Lauren S. Fisher	Dated:	September 7, 2024
Lauren S. Fisher

Release of Claims and Restrictive Covenant Agreement

This Release of Claims and Restrictive Covenant Agreement (this “Agreement”) is entered into by you Lauren S. Fisher (“you”) and TEGNA Inc. (the “Company”) in connection with your separation from employment with the Company and in accordance with the TEGNA Inc. Executive Severance Plan (the “Plan”). Capitalized terms used and not defined herein shall have the meanings provided in the Plan. You and the Company agree to the following:

(1)
Date of Termination. Your final day as an employee of the Company was September 6, 2024 (the “Date of Termination”).
(2)
Severance Amount. Provided that you execute this Agreement by September 28, do not later revoke your acceptance, and that this Agreement becomes effective and non-revocable on or before October 6, 2024, you will receive a lump sum cash payment in the amount of $1,318,125, less legally-required withholdings, payable on or before October 6, 2024. In addition, you will be entitled to the Accrued Obligations in accordance with the terms of the Plan.
(3)
Release Deadline. You will receive the benefit described in paragraph 2 above only if you sign this Agreement and it becomes irrevocable on or before October 6, 2024. In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, which you acknowledge are in excess of any benefits to which you would otherwise be entitled, you agree to the terms of this Agreement.
(4)
Release of Claims. You agree that this is a full and complete Release of Claims. Accordingly, you and the Company agree as follows:
(a)
The Release of Claims means that you, on your behalf and on behalf of your heirs, administrators, representatives, executors and assigns, agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective current and former directors, officers, and employees (collectively, the “Company Parties”). This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company. In addition, the Company Parties agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to the Company Parties or not.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under the TEGNA Retirement Plan, the TEGNA 401(k) Savings Plan, the TEGNA Supplemental Retirement Plan, the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan, and/or the TEGNA Inc. Deferred Compensation Plan (but you will forfeit your right to receive any further severance or annual bonus award); any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; any rights you have under applicable workers compensation laws; any benefits or monies paid in the normal course to employees separating from employment such as payment of accrued but unused vacation and reimbursement of valid and appropriate business expenses; or any other claims that cannot lawfully be released; and (ii) none of the Company Parties will forfeit or release any right to recoup compensation under the claw back provisions of any plan or policy of the Company or applicable law; any rights under the Plan which are intended to survive a termination of employment (including, but not limited to, your confidentiality obligations); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement. The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”

(b)
Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar federal, state or local laws, including any claims for attorneys’ fees.
(c)
By referring to specific laws we do not intend to limit the Release of Claims to just those laws. All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are the Excluded Matters.
(d)
Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.
(e)
We specifically confirm that, as far as you or the Company know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company. If, at any time in the future, such a claim is made by you or the Company, or someone acting on behalf of you or the Company, or by some other person or a governmental agency, you and the Company agree that each will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of the Company, or claims which you or the Company have or have not authorized.

(5)
Restrictive Covenants.
(a)
You agree that in consideration for the payment under paragraph 2 above, for a period of twelve (12) months after the Date of Termination (the “Restricted Period”), you will not, without the written consent of the Company, obtain or seek a position with a Competitor (as defined below) in which you will use or are likely to use any confidential information or trade secrets of the Company including, but not limited to, a position in which you would have duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those duties actually performed by you for the Company in the twelve (12) months prior to the Date of Termination.
(b)
You understand and agree that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of another person, solicit or induce any employee of the Company about whom you have material knowledge with respect to their experience and capabilities or with whom you worked in the twelve (12) months prior to the Date of Termination to terminate his or her employment relationship with the Company or any affiliate of the Company or to enter into employment with another person or entity. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.
(c)
For purposes of this paragraph 5, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by the Company as of the date of this Agreement, including, but not limited to broadcast, digital, internet, and other entertainment, news and information services, and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services. The parties acknowledge that the Company may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and you agree to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this paragraph 5.
(d)
You agree that due to your position of trust and confidence the restrictions contained in this paragraph 5 are reasonable, and the benefits conferred on you in this Agreement are adequate consideration, and since the nature of the Company’s business is national in scope, the geographic restriction herein is reasonable.
(e)
You agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that are critical or disparaging of the Company, or any of their operations, or any of their current or former officers, employees or directors. Likewise, the Company agrees that it will not make, and will use reasonable efforts to ensure that current directors and officers of the Company do not make, any statements, oral or written, or cause to be published in the Company’s name, any statements, interviews, articles, editorials or commentary (oral or written) that are critical or disparaging of you. It is understood that merely because a personal statement is made by a Company employee does not mean that it is made “in the Company’s name”.

(f)
During the course of your employment and as part of the performance of your various duties you came into the possession of information which the Company considers to be Confidential and Proprietary Information and which is not generally disclosed or made known to the trade or public. This includes, but is not limited to, trade secrets, information bearing on strategic planning, finances, shareholder matters, budgets, audience, research, marketing, personnel, management of the company and its affiliated companies, and relationships with advertisers, vendors and suppliers. You agree that unless duly authorized in writing, in advance, by the Company, you will not at any time divulge or use in connection with any business activity any Confidential and Proprietary Information first acquired by you during and by virtue of your employment with the Company. You agree that you will not retain any copies of such materials, whether in hard copy or electronic copy, and will not use or disclose to anyone any such Confidential or Proprietary Information, in any form.
(g)
You acknowledge that a breach of this paragraph 5 would cause irreparable injury and damage to the Company which could not be reasonably or adequately compensated by money damages, and the Company acknowledges that a breach of paragraph 5(e) would cause irreparable injury and damage to you, which could not be reasonably or adequately compensated by money damages. Accordingly, each of you and the Company acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and the non-breaching party shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including preliminary injunctive relief pending trial, without the posting of bond or other security. Any period of restriction set forth in this paragraph 5 shall be extended for a period of time equal to the duration of any breach or violation thereof.
(h)
In the event of your breach of this paragraph 5, in addition to the injunctive relief described above, the Company’s remedy shall include the forfeiture or return to the Company of some or all of any payment made or due to you or on your behalf under paragraph 2 above. This forfeiture shall not relieve you of your other obligations under this Agreement, including your release of claims under paragraph 4 above.
(i)
In the event that any provision of this paragraph 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this paragraph 5 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.
(6)
Protected Rights. This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges or complaints with the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the United States Equal Employment Opportunity Commission (EEOC) or a state fair employment practices (FEP) agency about a potential violation of federal or state law or regulation. Nor does this Agreement and Release of Claims prevent you from communicating with the NLRB, EEOC, SEC or any other federal governmental agency or from participating in or cooperating with the NLRB, EEOC or a state FEP agency, SEC or other federal government agency in any investigation or legal action undertaken by that agency, including providing documents or other information, without notice to the Company. This does not mean that you may collect any monetary damages or receive any other remedies from charges filed with or actions by the NLRB, EEOC or a state FEP agency; such an individual award of damages or remedies would be precluded by paragraph 4(e) above. However, this Agreement, and the Release of Claims, does not limit your right to receive an award for information provided to the SEC related to a possible violation of the federal securities laws. In addition, notwithstanding any provisions of this Agreement or Company policy regarding the disclosure of trade secrets or confidential information, pursuant to section 7 of the Defend Trade Secrets Act of 2016 (“DTSA”), you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret if that disclosure is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.
(7)
Cooperation. You agree to fully cooperate and assist the Company in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against the Company or any of its operations, or any officers, employees or directors the Company or any of its operations, as to matters of which you have personal knowledge necessary, in the Company’s judgment, for the defense of the action. You agree to provide such assistance reasonably consistent with the requirements of your other obligations and the Company agrees to pay your reasonable out-of-pocket expenses incurred in connection with this assistance and such expenses will be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv)(A). The Company agrees to fully cooperate and assist you in the defense of any third-party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with the Company or any of its operations, officers, employees or directors, except with respect to any such matters arising out of clause (ii) of the Excluded Matters.
(8)
Entire Agreement. You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof. Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.
(9)
No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.
(10)
Governing Law and Venue. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.
(11)
Time to Consider; Effectiveness. Please review this Agreement carefully. We advise you to talk with an attorney before signing this Agreement. So that you may have enough opportunity to think about this offer, you may consider this Agreement for twenty-one (21) days from the Date of Termination. You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment. For that reason you acknowledge and agree that the twenty-one (21)-day consideration period identified in this paragraph commenced to run, without any further action by the Company, immediately upon your being advised of the termination of your employment. Consequently, if you desire to execute this Agreement, you must do so no later than September 28, 2024. Should you accept all the terms by signing this Agreement on or before September 28, 2024, you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying Jeffery Newman, the Company’s Senior Vice President and Chief Human Resources Officer, in writing of your revocation. We will provide a courtesy copy to your attorney, if you retain one to represent you. If you choose to retain counsel to review and advise you concerning this Agreement that shall be considered a personal expense on your part and not be reimbursed or indemnified. Any changes made to this Agreement prior to its execution and as a result of your review shall not re-start the twenty-one (21)-day consideration period identified in this paragraph. If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below. The Agreement will become effective, and its terms will be carried out, beginning on the day following the seven (7)-day revocation period.
(12)
Knowing and Voluntary. By signing this Agreement you agree that you have carefully read this Agreement and understand its terms. You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date:
EMPLOYEE
Date:
TEGNA INC. By: Title: